Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

iSpecimen Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, Pre-Funded Warrants and Common Stock Underlying Pre-Funded Warrants	(1)	457(o)	1,544,402	$2.59	$4,000,000.00	0.0001381	$552.40

Total Offering Amounts:							$4,000,000.00		552.40
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$552.40

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Offering Note(s)

(1)	Represents up to 1,544,402 shares of common stock, pre-funded warrants to purchase up to 1,544,402 shares of common stock, and up to 1,544,402 shares of common stock issuable upon the exercise of the pre-funded warrants registered hereby. For each pre-funded warrant sold, the number of shares of common stock offered will be decreased on a one-for-one basis. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act based on a maximum aggregate offering price of $4,000,000.